UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

RAMIUS FORCED TO RETRACT FALSE STATEMENT
ABOUT ORTHOFIX CHAIRMAN

Orthofix Calls on Activist Hedge Fund to Correct Other
False and Misleading Statements Made to Shareholders

BOSTON, Mar 31, 2009 (BUSINESS WIRE) -- Orthofix International N.V. (NASDAQ: OFIX) (the Company) announced today that the activist hedge fund, Ramius, has been forced to retract a blatantly false and misleading statement about Orthofix Chairman James Gero – a statement that Ramius previously included in a presentation to at least one proxy advisory firm in connection with their ongoing proxy contest with Orthofix.

Ramius’ presentation to RiskMetrics Group, filed as definitive additional soliciting material with the SEC on March 12, 2009, falsely stated that James F. Gero is “Chairman of Clearwire, Inc. - [whose] stock price has declined 88% since the IPO.” In fact, Mr. Gero was not chairman, a board member nor a member of management of this company at the time of its IPO in 2007, and has not been at any time since. By falsely linking Mr. Gero with the sharp price decline of this company, Ramius disparaged Mr. Gero’s professional reputation and misled shareholders about his background. This statement was clearly false and could have easily been confirmed through public sources.

In a March 30th filing with the SEC, Ramius retracted that false statement, saying “While James Gero was not chairman or a board member of Clearwire, Inc. at the time of its IPO in 2007 or since then, he has been a director of Orthofix since 1998 and has served as Chairman since 2004.” This retraction was made after Orthofix criticized Ramius for the blatantly false statement, and Ramius has now been forced to correct itself. Nonetheless, Orthofix wants to ensure that shareholders have the complete facts on the situation as Ramius made only passing reference to the error, did not specifically note that they were correcting a past false statement, and included the statement in a document filed with the SEC but not issued via press release on any major newswire. In this proxy contest, Ramius has consistently issued communications to shareholders via news release in addition to filing them with the SEC, and Orthofix questions why they would choose not to follow this practice in this situation.

“Orthofix is disappointed with the way that Ramius has chosen to behave throughout this proxy contest, including making blatantly false statements about myself, another Orthofix director, and the company’s operations,” said Orthofix Chairman James Gero. “We want shareholders to understand the true facts, and today we call on Ramius to correct the record on the other false statements it has made about Orthofix as well. Additionally, Ramius should state clearly whether their corrective statement made yesterday was made as a result of the SEC forcing them to take such action, as we believe that shareholders would want to know.”

In addition to the false statements that Ramius made about Chairman Gero in its shareholder communications, Orthofix also previously criticized Ramius for three additional false statements, and the Company is calling on Ramius to correct the record on these other demonstrably inaccurate communications as well:

1.	False Statement about Thomas J. Kester, Orthofix Board Member
In its March 12, 2009 shareholder presentation, subsequently filed with the SEC, Ramius made a blatantly false statement about Orthofix Director Thomas J. Kester. After referencing his experience as a KPMG audit partner, Ramius stated that Mr. Kester “has no other public or private board experience.” In fact, Mr. Kester currently serves as a director, and until recently had been chairman of the board, of a non-profit organization with a multi-million dollar annual budget, and another affiliated non-profit corporation. Once again, Ramius’ statement was false and gives Orthofix shareholders a false and misleading description of Mr. Kester’s professional background and experience.

2.	False Statement about Orthofix Corporate Office and Boston Real Estate
Again in the same March 12 filing, Ramius criticized Orthofix for the choice of its Boston office location, calling it “arguably some of the most expensive real estate in Boston.” In fact, the Orthofix office lease in Boston is $27 per square foot.  This is approximately 50% of the average cost of comparable nearby real estate, according to Cushman & Wakefield, and is actually less than the cost per square at the Company’s Huntersville, NC office. Making this sort of objectively false statement again calls attention to Ramius’ reckless behavior in this proxy contest.

3.	False Statement about Orthofix Regarding the Special Meeting of Shareholders
Ramius’ March 9, 2009 letter to Orthofix shareholders and accompanying press release, also filed with the SEC, accused the Orthofix Board of delaying the scheduling of the Special Meeting of shareholders, stating: “The current Board scheduled the Special Meeting on a date that is as far out as possible under Netherlands Antilles law...” In fact, no provision of Netherlands Antilles law or the Company's articles of association mandates a maximum time period or number of days by which a special meeting must be held. By saying “as far out as possible under Netherlands Antilles law,” Ramius is misleading shareholders to believe that the Board scheduled the meeting as late as possible under the law, when in fact the exact opposite is true. The Company scheduled the special meeting as soon as practical, given the SEC’s rules, in an effort to deal fairly and honestly with shareholders and move beyond this distracting and costly contest as soon as possible. Ramius’ statement misleads shareholders and hides the fact that Ramius initiated this wasteful Special Meeting process when its proposals could have been considered at the Annual Meeting 1-2 months later with significantly less cost to Orthofix shareholders.

“Orthofix believes that Ramius made these false statements with a reckless disregard for the facts, which could have easily been confirmed through public sources. This behavior stands in stark contrast to Ramius’ stated belief in good corporate governance and shareholder advocacy. We call on them to correct the record immediately. Orthofix shareholders deserve to have accurate and informative communications from all sides in this proxy contest, not falsehoods and misleading statements,” said Chairman Gero.

Significant Progress at Orthofix

By executing the strategy of the current Board of Directors, Orthofix has made significant progress in recent months.

•
On February 12, the Company released its full year 2008 results and 2009 guidance, showing substantial improvement in the operating performance of the spinal implant and biologic business, including increased revenue, a higher gross profit margin and lower adjusted operating expenses.

•
On February 11, 2009, Orthofix announced the acceleration of the launch date of Trinity(R) Evolution(TM), the next generation adult stem cell-based allograft developed in collaboration with the Musculoskeletal Transplant Foundation (MTF). The limited market release is now expected to occur by May 1st of this year, two months ahead of schedule. This development followed a December 15, 2008 announcement that Orthofix and MTF had achieved a major development milestone, which was also ahead of schedule.

•
Orthofix also initiated the limited market release of two new products, the Firebird(TM) pedicle screw system and the PILLAR(TM) SA interbody device, both of which are expected to be fully launched in the first quarter of 2009.

•
In December 2008 Orthofix made a $10 million partial debt repayment, ahead of the scheduled maturity date. At December 31, 2008 our debt-to-EBITDA ratio as defined in our amended credit facility was 3.4 versus the maximum allowable ratio of 4.0. This gave us approximately $49 million of available debt capacity at December 31, 2008. When the maximum allowable debt-to-EBITDA ratio decreases to 3.5 at September 30th of this year, we expect the last 12 months' total EBITDA used in the calculation of the leverage ratio to be significantly higher than the amount used in the calculation at December 31, 2008. This is because the calculation will no longer include the increase in inventory reserve of $11.5 million recorded in the third quarter of 2008.

•
In February 2009, the Company made a second, $7 million, partial debt repayment and announced a consolidation plan that will create cost savings and synergies between the operating groups of the Company.

•	On March 24, 2009, the Company announced it had made a third, $5 million, partial debt repayment ahead of maturity.

Orthofix continues to urge its shareholders to vote on the BLUE proxy card as recommended by the Board of Directors and as also recommended by PROXY Governance and Egan-Jones Proxy Services.

About Orthofix
Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients via Orthofix's sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements
This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information
Orthofix International N.V. ("Orthofix") has filed a definitive proxy statement, dated February 26, 2009, with the SEC in connection with a special general meeting of shareholders of Orthofix to be held on April 2, 2009 at which Ramius Capital and certain of its affiliates propose to make changes to the composition of Orthofix's board of directors. SHAREHOLDERS ARE URGED TO READ ORTHOFIX'S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY ORTHOFIX WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement and other materials filed by Orthofix with the SEC at the SEC's website at www.sec.gov, at Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders. The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan. Information regarding such participants, as well as each such person's respective interests in Orthofix (whether through ownership of Orthofix securities or otherwise), is set forth in Orthofix's definitive proxy statement dated February 26, 2009, which may be obtained free of charge at the SEC's website at www.sec.gov, Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).
SOURCE: Orthofix International N.V.
Orthofix International N.V.
Dan Yarbrough, 617-912-2903
Vice President of Investor Relations
danyarbrough@orthofix.com